Exhibit 99.1

NEWS RELEASE

Global Power w 400 E Las Colinas Blvd., Suite 400 w Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Appoints
Craig Holmes and Tracy Pagliara as Co-Presidents and Co-CEOs

IRVING, Texas, July 27, 2017 — Global Power Equipment Group Inc. (OTC: GLPW) today announced that its Board of Directors has appointed Craig Holmes and Tracy Pagliara as Co-Presidents and Co-CEOs, as well as members of the Board of Directors.  Mr. Holmes was serving as Senior Vice President and Chief Financial Officer and Mr. Pagliara was Senior Vice President, Chief Administrative Officer, General Counsel and Secretary for Global Power.  Terence Cryan, formerly the Company’s President and Chief Executive Officer, has resigned from those positions and as a director of the Company.

Charles Macaluso, Chairman of the Board commented, “We thank Terry for the contributions he made to Global Power during his tenure.  He stepped into the role of CEO in early 2015 during a challenging time having been an independent director of the Company since 2008.  He now hands over the reins to two trusted senior executives who will continue to pursue the board’s key initiatives.”

Mr. Macaluso continued, “While there are still important strategic and operational initiatives underway, the Board believes that Craig and Tracy, with their deep knowledge of Global Power and the industries in which it operates, have the leadership skills to take the organization forward.  The Board is confident that, working collaboratively and cooperatively, they will further our efforts to improve our products businesses as we create new opportunities for growth in our Services segment.”

In connection with these leadership changes, Chip Wheelock has been promoted to serve as Vice President, Administration, General Counsel & Secretary with responsibility for legal, compliance, human resources and insurance matters.  Mr. Wheelock was formerly Vice President, Deputy General Counsel and Chief Compliance Officer of the Company.  A search for a chief financial officer will be initiated.  In the interim, Mr. Holmes will remain as Principal Financial Officer.

Mr. Holmes joined Global Power in September 2015 as Senior Vice President Finance and, as planned, assumed the role of Chief Financial Officer upon issuance of the Company’s 2015 financials and restated prior-period results on March 15, 2017.  Mr. Holmes began his career at Arthur Andersen where he successfully rose to Partner level.  After leaving the firm in 1995, he held a succession of chief financial officer positions including at publicly-traded Sizmek, Inc., Digital Generation, Inc., Intervoice, Inc. and Excel Communications, Inc.  He currently serves on the Board of Directors of Independent Bank Group, Inc. and Hobi International, Inc.  Mr. Holmes earned his master’s degree and Bachelor of Business Administration in Accounting from Texas Tech University.

Mr. Pagliara joined Global Power in April 2010 as General Counsel, Secretary and Vice President of Business Development and was progressively advanced to his most recent position of Senior Vice President - Chief Administrative Officer, General Counsel and Secretary.  Prior to joining the Company, Mr. Pagliara was with Gardner Denver, Inc. for eight years, where he served as Chief Legal

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Officer and Secretary and also assumed additional leadership responsibility for the compliance, human resources, environmental, health and safety and insurance functions.  Prior to joining Gardner Denver, Inc., Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation and Kellwood Company.  He eventually became Assistant General Counsel for each company.  Mr. Pagliara is a director, and serves on the audit, compensation, and nominating and corporate governance committees, of Uranium Resources, Inc.  He is a member of the Missouri and Illinois State Bars and is a Certified Public Accountant.

About Global Power

Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  The Company reports in three operating segments:  The Mechanical Solutions segment (formerly Auxiliary Products) designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines.  The Electrical Solutions segment provides custom-configured electrical houses and generator enclosures for a variety of industries.  The Services segment provides lifecycle maintenance, repair, on-site specialty support, outage management, construction and fabrication services for the power generation, industrial, chemical/petrochemical processing, and oil and gas industries.  The Company provides information at its website: www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include statements or expectations regarding our strategy and operations, our ability to meet our performance goals, ability to comply with the covenants under our credit agreement and the timing to complete the audit of our 2016 financial statements and the timing and ability of the Company to file its Annual Report on Form 10-K for 2016 in August 2017.  These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties.  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include a delay in the auditor’s completion of the audit of the 2016 financial statements, the Company’s inability to prepare and file the 2016 Form 10-K within the expected time frame, and the Company’s inability to comply with the covenants under its credit agreement. Additional risks and uncertainties that could cause actual results to differ from what is anticipated include, but are not limited to, continued delays in the completion of the audited 2016 financial statements and certain periodic reports, decreased demand for our products and services, loss of any of our major customers or termination of our relationship with key vendors, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business or customer or contractor bankruptcy, our inability to sell assets and make acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, and the banking environment or monetary policy.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of our previously-filed 2015 Annual Report on 10-K titled “Risk Factors.”  Any forward-looking statement speaks only as of the date of this press release.  Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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